Exhibit 99.1

Timken Company to Purchase Group Annuity

from The Prudential Insurance Company of America

for Retiree Pension Benefits

NORTH CANTON, Ohio: January 22, 2015 — The Timken Company (NYSE: TKR; www.timken.com) today announced that it has entered into an agreement to purchase a group annuity from The Prudential Insurance Company of America (NYSE:PRU) to pay future pension benefits for approximately 5,000 U.S. Timken retirees. In April, Prudential will begin paying benefits to certain retirees and surviving beneficiaries currently receiving payments from The Timken Company’s U.S. retirement plan.

The annuity purchase will have no impact on the monthly pension benefits Timken retirees and surviving beneficiaries receive today. The group annuity contract includes an irrevocable commitment by Prudential to make annuity payments to affected retirees covered under the contract. Timken is notifying by mail those individuals who are affected by the forthcoming change.

Timken has always been committed to meet its pension obligations responsibly and with care. Over the past decade, the company has contributed nearly $2 billion to its global pension plans, and its U.S. plans are now fully funded. This stewardship allows the company to take advantage of the favorable funded status in an effort to reduce risk and protect participant pension benefits going forward.

State Street Global Advisors served as independent fiduciary in the insurance company selection process. State Street’s sole responsibility was to represent the interests of plan participants and beneficiaries. Following a rigorous evaluation, State Street selected Prudential, a highly rated company in the insurance industry and a leader in managing retirement assets and financial risk.

When finalized, this annuity purchase will reduce The Timken Company’s gross pension liability by about $600 million. The purchase will be funded by existing plan assets and requires no cash contribution from the company, although the company will incur a non-cash pension settlement charge of approximately $220 million in the first quarter. The balance of the Timken U.S. plans are expected to remain fully funded after the annuity purchase.

About Prudential

Prudential Retirement delivers retirement plan solutions for public, private and non-profit organizations. Prudential Retirement is a business unit of The Prudential Insurance Company of America (PICA), Newark, NJ, and Prudential Retirement Insurance and Annuity Company (PRIAC), Hartford, CT, both of which are Prudential Financial companies. Services include defined contribution, defined benefit and non-qualified deferred compensation record keeping, administrative services, investment management, comprehensive employee education and communications, and trustee services, as well as a variety of products and strategies, including institutional investment and income products, pension risk transfer solutions and structured settlement services. With over 85 years of retirement experience, Prudential Retirement helps meet the needs of 4.0 million participants and annuitants. Prudential Retirement has $356.1 billion in retirement account values as of September 30, 2014. Prudential Financial, Inc. (NYSE: PRU) is a financial services leader with more than $1 trillion of assets under management as of September 30, 2014. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com. Insurance products are issued by PICA and PRIAC, both of which also provide retirement products and services. Each company is solely responsible for its financial condition and contractual obligations.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain, and related products, and offers a spectrum of power system rebuild and repair services around the world. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and power transmission across the broad spectrum of bearings and related systems to improve the reliability and efficiency of machinery and equipment all around the world. Known for its quality products and collaborative technical sales model, Timken posted $3 billion in sales in 2013 (excluding steel business sales). With approximately 17,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements regarding the expected timing, completion and effects of the closing of the purchase of the group annuity contract from The Prudential Insurance Company of America (NYSE:PRU) and the expected funded status of the company’s U.S. plans are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties inherent in regulatory reviews, market conditions and general and international economic conditions, and other factors that could affect the timing or the ability of the parties to close the transactions referenced in this release. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONTACTS The Timken Company Media:	Prudential Financial, Inc. Media:
Gloria Irwin, 234-262-3514	Tanya Valle, 973-802-4370
mediarelations@timken.com	tanya.valle@prudential.com

Investors:
Steve Tschiegg, 234-262-7446,	Josh Stoffregen, 973-802-3996,
steve.tschiegg@timken.com	josh.stoffregen@prudential.com